EXHIBIT 99.1

News Release Standard Pacific Corp.

15326 Alton Parkway, Irvine, California 92618-2338
Contact: Andrew H. Parnes, Senior Vice President (949) 789-1616

FOR IMMEDIATE RELEASE ON THURSDAY, OCTOBER 2, 2003

STANDARD PACIFIC CORP. REPORTS RECORD THIRD QUARTER ORDERS, UP 24%; CONFERENCE CALL AND WEBCAST SCHEDULED FOR OCTOBER 27

IRVINE, CALIFORNIA, October 2, 2003—Standard Pacific Corp. (NYSE symbol “SPF”) announced today preliminary new home orders for the three-month period ended September 30, 2003.

	Preliminary New Home Orders July -September		Average Number of Active Selling Communities July - September
	2003	2002	2003	2002
Southern California	441	574	21	31
Northern California	369	162	22	14

Total California	810	736	43	45

Texas	120	114	18	25
Arizona	546	317	19	18
Colorado	88	63	12	12
Florida	464	430	30	19
Carolinas	120		71

Total Company	2,148	1,731	130	124

Florida and Carolina orders reflect the Company’s 2002 acquisitions of Westbrooke Homes in South Florida, Colony Homes in Central Florida and Westfield Homes in Tampa Bay, Southwest Florida and the Carolinas.

The Company’s cancellation rate for the 2003 third quarter was 20% compared to 21% for the 2002 third quarter.

The Company’s orders for the 2003 third quarter include 126 homes from 8 joint venture communities, compared to 177 homes from 10 joint venture communities in the 2002 third quarter.

Standard Pacific Corp. will release its 2003-third quarter earnings on Monday, October 27, 2003, prior to the opening of the NYSE. In conjunction with the earnings release, the Company will be broadcasting a slide show and audio presentation over the Internet on Monday, October 27, 2003, at 11:00 a.m. Eastern Time.

What:	Standard Pacific Corp. Conference Call and Webcast for 2003 Third Quarter Earnings

When:	Monday, October 27, 2003 at 11:00 a.m. Eastern Time

Where:	www.standardpacifichomes.com/investor/investors.asp, click on the Webcasts link. A replay of the presentation will be available by the end of the day and will be archived for 90 days.

How:	Live via the Internet – log on to the above address. You may listen to the Webcast by using streaming audio or by using the following teleconference number: 1 (800) 915-4836. A replay of the conference call will be available by dialing 1 (800) 428-6051 (Passcode 309043).

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 59,000 families during its 37-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding orders. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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